Exhibit 10.F.4

                         SEVERANCE AGREEMENT AND RELEASE

     This Severance Agreement and Release (this "Agreement") is made this 6th day of March, 2001, between FINOVA Capital Corporation (the "Company") and Robert M. Korte ("Employee").

                                    RECITALS

     A. Employee has been an executive officer of the Company and certain of its affiliates. In connection with that engagement, Employee has become a party to certain compensation arrangements, including without limitation the (a) Executive Retention Plan, (b) Executive Severance Plan -- Tier 2, (c) the Executive Officer Group Salary Continuation Plan, and (d) the Executive Officer Loan Program.

     B. Employee is aware that the Company and certain affiliates intend to seek protection of the bankruptcy courts to reorganize their debts. In connection with those proceedings, the Company's obligations pursuant to executory agreements are subject to rejection by the Company and claims in the bankruptcy may be subject to uncertainty or delay. In addition, whether certain predicate events will occur is uncertain at this time, which would provide Employee with a claim for certain compensation if those events occurred.

     C. In connection with Employee's termination, Employee and the Company desire to settle and compromise with finality the compensation and claims that Employee may have pursuant to the terms noted in this agreement.

     Now, therefore, in consideration of the sums to be paid and the other promises of the parties provided below, the parties agree as follows:

                                   I. GENERAL

     I.1. SEVERANCE DATE. Employee's Severance Date is March 5, 2001.

     I.2. TIME FOR ACCEPTANCE. Employee may accept this Agreement within forty-five (45) days from the date of this Agreement. If it is not accepted within this time period, the Company's offer of these terms shall be automatically revoked.

     I.3. REVOCATION OF ACCEPTANCE. Employee may revoke acceptance of this Agreement provided Employee does so in writing, addressed to William C. Roche, Senior Vice President-Human Resources, FINOVA Capital Corporation, 4800 N. Scottsdale Road, Scottsdale, Arizona 85251-7623, (telecopier 480/636-6757), which revocation must be delivered by hand or telecopier within seven (7) days of the date Employee signs a counterpart of this Agreement.

     I.4. EFFECTIVE DATE OF AGREEMENT. The effective date of this Agreement will be at 8:00 a.m. on the eighth (8th) day after the Company receives Employee's signed Agreement, provided Employee has not previously revoked acceptance on or before that date.

                         II. BASIC TERMINATION BENEFITS

     The Basic Termination Benefits contained in this Part II will be provided to Employee regardless of whether Employee enters into this Agreement, subject to customary payroll deduction in accordance with Company policy.

     II.1. SALARY. On or about the Severance Date, the Company will direct deposit, mail or deliver to Employee any salary, wages or other compensation due Employee through the Severance Date.

     II.2. VACATION. The check noted in Section II.1 above will include payment for any unused current and carry-over year vacation days earned through the Severance Date, according to Company policy.

     II.3. INSURANCE AND CONSOLIDATED OMNIBUS BUDGET RECONCILIATION ACT (COBRA) BENEFITS. Employee's medical (including Executive Medical), vision, dental and life insurance coverages in effect on the Severance Date will remain intact through the end of the month in which Severance occurs. Employee may make any changes to Employee's coverages under the Company's various insurance plans only as permitted by such plans or as otherwise required by law. Employee shall continue to be responsible for Employee's share of the premiums, co-payments, deductibles and other Employee charges attributable to such coverage as if Employee had remained in active service. Following the end of the month in which Severance occurs, Employee, Employee's spouse and dependents have rights to continue health care coverage at their expense but at the Company's group rates, pursuant to the federal law commonly known as COBRA, for the period permitted by that law. Employee will receive a separate letter more fully describing COBRA benefits within fourteen (14) days of the Severance Date. Employee may continue other insurance benefits (such as life insurance) or convert them to a personal policy, in either case only to the extent permitted in such plans, if at all.

     II.4. VESTED BENEFITS. Nothing in this Agreement shall limit Employee's rights, if any, to vested and accrued benefits under the following plans, as such plans may be amended or terminated by the Company from time to time:

     a. The FINOVA Group Inc. Pension Plan, the Supplemental Executive Retirement Plan or any other supplemental or other retirement plan.
     b. The FINOVA Group Inc. Savings Plan (401(k) plan), including the former Employee Stock Ownership Plan (ESOP).
     c. The FINOVA Group Inc. 1992 Stock Incentive Plan, and all outstanding stock option, restricted stock and stock appreciation rights issued thereunder.

Employee may exercise rights and obtain payments and benefits pursuant to those plans, as they may be amended from time to time. Nothing in this Agreement, however, shall modify or amend any provisions of those plans or create rights of Employee to participate in those plans or to receive any benefits thereunder, other than those to which Employee is otherwise entitled to receive.

     II.5. SALARY CONTINUATION. Provided Executive executes and delivers to the Company a release substantively identical to the one contained in Section V below within 45 days of the date of this Agreement (and subject to a seven day revocation period as noted above), Executive will be provided the benefits offered under that plan. The salary continuation benefit under that plan will be paid ten business days after delivery of that release, provided the release has not been revoked within the seven day revocation period. Notwithstanding the above, the release to be provided under this section will not limit Employee's right to asset a claim in the bankruptcy court for any amounts due Employee for the compensation and benefits provided for in Recital A or in Section II of this Agreement to the extent not already paid. Payment of such amounts shall be deemed to be a rejection of the severance benefits offered under Section III of this Agreement. If this Agreement is accepted, the compensation and benefits of this section will become void.

                             III. SEVERANCE BENEFITS

     The following Severance benefits shall be provided to Employee in exchange for acceptance and honor of this Agreement, subject to customary payroll deduction in accordance with Company policy.

     III.1. SEVERANCE PAY. Employee shall be paid a lump-sum cash payment equal to Five Hundred Twenty Two Thousand and no/100ths dollars ($522,000.00), less any applicable taxes, in lieu of amounts provided by Section II.5.

     III.2. INSURANCE BENEFITS. Upon completion and return of the applicable COBRA or similar enrollment paperwork, the Company will pay any applicable premiums for medical, dental and vision insurance COBRA continuation coverage for the Employee (and the Employee's covered spouse and eligible dependents) through the 12th month anniversary of the end of the calendar month in which the Severance Date occurs, for the coverage in effect as of the Severance Date (and for any additional children born or adopted between then and the Severance
Date). The period during which the Company pays the Employee's medical insurance COBRA premiums will not extend the period that such coverage is available. The Employee must contact the Company Benefits Assistant within ten (10) days after the Employee or spouse or dependents become enrolled in another group health plan. The Company will also continue to provide executive medical coverage substantially similar to that provided by the Company immediately preceding the Severance Date.

     III.3. OUTPLACEMENT SERVICES. The Company will provide Executive Level outplacement services with a provider selected by the Company, to be used within 12 months of the Severance Date.

     III.4. CONSULTING ENGAGEMENT. Employee shall be engaged as an independent consultant (as such, "Consultant") for twelve months following the Severance Date pursuant to the following terms:

          (a) Consultant shall be engaged at the same rate as was Consultant's base salary as an Employee in effect immediately preceding the Severance Date, to be paid monthly on the first business day of the month.

          (b) Consultant shall make himself reasonably available during the term of the engagement to provide transition assistance and advice, answer questions, participate in legal matters as they may arise concerning the Company, its affiliates and their business or legal affairs, including providing truthful testimony, and such other matters as the Company reasonably requests. While the parties contemplate that the majority of the matters to be provided by Consultant can be handled from Consultant's then-present location, Consultant agrees to make himself available at such other locations as are reasonably required from time to time. The parties will attempt to schedule travel at mutually acceptable times.

          (c) Consultant shall be reimbursed for all out-of-pocket expenses incurred by Consultant in connection with this engagement promptly following submission of documentation in accordance with Company's expense reimbursement policies.

          (d) Consultant shall be solely responsible for compliance with law relating to Consultant's engagement, including without limitation payment of all taxes.

          (e) Such other terms as are mutually acceptable to the Company and Employee.

     III.5. The Company shall pay for financial counseling services similar to those available to the Employee for one year following the Severance Date.

     III.6. The Company shall pay one year of premiums for life insurance benefits at the Employee's elections as of the Severance Date.

     III.7. The Employee shall be permitted to repay the outstanding principal balance of Employee's loan under the Executive Officer Loan Program as follows:

          (a) Employee has requested that all amounts due under this Agreement be used to satisfy the principal balance of Employee's loan on the Effective Date. These amounts shall be deducted from proceeds payable to Employee pursuant to this Agreement.

          (b) The remaining principal and accrued interest shall be repaid over three years, in equal installments on a quarterly basis, on the first business day of each calendar quarter. The loan may be prepaid at any time without additional charges or penalty.

                       IV. COVENANTS AND ADDITIONAL TERMS

     IV.1. TIMING OF SEVERANCE BENEFITS.

     A. If this agreement is executed by Employee and delivered to Mr. Roche by 12:00 Noon March 6, 2001, the Company will wire that day to Security Title Agency, Inc., 3620 N. Third Avenue, 2nd Floor, Phoenix, AZ 80013, Attn: Barbara McDugald, 602-308-5511, as escrow agent, the sums due pursuant to Sections III.1 and III.4 above. The escrow agent shall disburse the funds as follows:

          (a) If Employee has revoked acceptance of this Agreement on or before the Effective Date, as noted in Section I.4 above, then all funds, less the reasonable and customary charges of the escrow agent, shall be returned to the Company.

          (b) If Employee has not revoked acceptance of this Agreement by the Effective Date, the escrow agent shall disburse the full amounts due Employee pursuant to Section III.1 within one business day following that date, in good funds.

          (c) Escrow agent shall disburse to Employee one twelfth of the funds due pursuant to Section III.4 each month following the Effective Date, on the first business day of the month.

          (d) The escrow agent shall hold the funds in an interest-bearing account. Interest on the account shall be first applied to the fees and expenses of the escrow agent. Any remaining funds in escrow after payment of such expenses and all amounts owed to Employee shall be paid to the Company. Employee will have no right to claim any interest accrued on the account.

          (e) If the Company advises the escrow agent that Employee has breached his duty to provide the consulting services as provided in Section III.4 above, escrow agent shall suspend payments to Employee under that section. The
Company's notice shall set forth the reasons why it believes Employee has breached his obligations. Escrow agent shall notify Employee of that suspension within 5 days of receipt of that notice from the Company. Employee shall have 15 business days, after delivery of that notice to Employee's residence or to Employee in person, to set forth the reasons why Employee believes the suspension was not warranted. If no such objection is received by escrow agent within that period, the escrow agent will return to the Company all funds held on escrow pursuant to Section III.4, less the charges of the escrow agent, within 5 business days following the expiration of that period. If an objection is received, the escrow agent shall continue to hold those funds in escrow until otherwise advised by written agreement of the parties or order of an appropriate court or arbitrator.

          (f) Employee acknowledges that the funds to be deposited into the escrow account will be net of applicable withholding taxes as if such income were received in the year 2001 for amounts pursuant to Section III.1. Consultant shall be responsible for payment of all taxes due on the compensation to be paid under Section III.4.

          (g) The Company shall bear all costs of the escrow agent except as otherwise agreed to by the parties or as ordered by a court or arbitrator. In the event of breach of this Agreement, the court or arbitrator shall award the expenses of this escrow arrangement to the prevailing party, in addition to any other damages to which that party shall be entitled.

          (h) The parties shall cooperate to negotiate in good faith and to execute appropriate escrow instructions to more fully govern those escrowed funds, consistent with the terms of this Agreement.

     B. If Employee does not execute this Agreement by the date and time noted above, then no escrow arrangements will be established, except as noted below, and payments shall be made directly by the Company at the times otherwise called for under this Agreement. Amounts due under Section III.1 will be paid on the Effective Date, and amounts due on under Section III.4 will be paid monthly as noted above, except to the extent any payments hereunder are required to be approved by a court in the proceedings noted in the recitals above, in which case the payments will be made to the extent approved following receipt of that approval. The Company will escrow the base salary amount that would be paid to Employee pursuant to the Executive Officer Group Salary Continuation Plan, to be paid as provided in Section II.5 above.

     IV.2. FORM W-2 OR 1099. FINOVA will issue to the Internal Revenue Service ("IRS") and the Employee's state appropriate Forms W-2 or 1099 for all monies or other benefits paid to Employee under this Agreement.

     IV.3. EXPENSE REIMBURSEMENT/OFFSET RIGHTS. If Employee has incurred expenses prior to the Severance Date in accordance with Company policies and with proper approvals, and provided Employee documents such expenses on a properly completed expense reimbursement in a form approved by the Company, the Company shall reimburse Employee for such authorized expenses. Notwithstanding anything in this Agreement to the contrary, to the extent permitted by law, the Company may direct any expense reimbursements, Severance pay or other amounts due Employee to any person or entity (including the Company) to which any expenses or other amounts are owed by the Employee, including without limitation any credit card companies or other vendors which have extended credit to the Employee through Company-sponsored programs. The ability of the Company to do so shall not relieve the Employee of Employee's obligation to pay any such vendor, except to the extent actually applied to the account balance.

     IV.4. CONFIDENTIALITY OF FINOVA INFORMATION. Employee agrees not to disclose, duplicate, use or otherwise appropriate any information that is confidential or proprietary to the Company, except as otherwise required by law. Confidential or proprietary information includes but is not limited to computer programs, applications, systems, techniques, policies, strategies, financial information, customer information or lists, methods of doing business or any other information Employee has learned or obtained during the course of employment with the Company or any of its predecessors. Upon Severance, Employee shall immediately turn over to the Company all Company property and other materials generated by Employee during employment or used by Employee in connection with employment at the Company or any of its predecessors, including copies thereof, in Employee's possession or control. Employee represents and understands that Employee is not entitled to receive any amounts under this Agreement until all confidential and proprietary information within Employee's possession or control is returned to the Company. Employee agrees not to discuss FINOVA business or the terms of this Agreement with the media.

     IV.5. CONFIDENTIALITY OF THIS AGREEMENT. Employee agrees not to disclose the terms of this Agreement to anyone other than Employee's attorney, accountant or other professional advisors, or Employee's family members, requiring any of them to also keep these terms confidential, except as required by law.

     IV.6. ENTIRE AGREEMENT. Employee agrees that Employee is not relying on any representations, promises, statements or agreements not contained in or incorporated by reference into this Agreement or in the other written materials furnished in connection with this Agreement or Employee's Severance. Employee agrees that this Agreement, including the escrow agreement, and any documents incorporated by reference are all-inclusive and that no additional oral or written representations, promises or agreements exist with the Company, the persons or entities referenced in the release paragraphs below or any one else concerning the subject matter hereof. This Agreement can not be modified, amended, terminated or otherwise changed unless it is done so pursuant to a written document or documents signed by both the Employee and the Company's Senior Vice President-Human Resources (currently William C. Roche) or other person authorized by the Company's Chairman.

     IV.7. ADVICE OF COUNSEL. Employee acknowledges that Employee has been advised to consult with an attorney to review the terms and legal effect of this Agreement, including the release, at Employee's expense, and that Employee has been given a sufficient opportunity to do so to the extent Employee believes it appropriate.

     IV.8. NO OTHER AMOUNTS OR BENEFITS DUE EMPLOYEE. Employee acknowledges that there are no other sums due Employee for salary, overtime, vacation, sick pay, severance pay, change-in-control pay, bonuses or other compensation or benefits by the Company or any of its predecessors or their affiliates except for: (a) the Basic Termination Benefits set forth in Part II, (b) the Severance Benefits,
(c) any compensation to be paid prior to the Severance Date, (d) Employee's vested and accrued benefits (if any), as discussed more fully in Section II.4 above, and (e) rights to indemnification and directors' and officers' liability insurance pursuant to the Company's organizational documents, written agreement or otherwise. Without limitation, Employee acknowledges that there are no other amounts due Employee pursuant to the items noted in Recital A of this Agreement.

     IV.9. RESIGNATION FROM ALL POSITIONS. Employee hereby resigns as of the Severance Date from all positions Employee holds with the Company and all of its affiliates, plans and programs, including without limitation any positions as a director, officer and committee member. Employee agrees to execute the resignation in the form attached hereto to more fully acknowledge this resignation.

     IV.10. NO SOLICITATION. Employee agrees not to directly or indirectly solicit for employment any FINOVA employees for one year from the Severance Date. This prohibition includes directing others to solicit FINOVA employees, either for the benefit of Employee, Employee's subsequent employer, or otherwise.

                            V. RELEASE FROM LIABILITY

     V.1. RELEASE:

     a. Subject to the terms of this Agreement and in consideration of the Severance Benefits set forth above, Employee voluntarily and irrevocably (except for the seven (7) day revocation period noted above) releases and discharges the Company, its predecessors, their respective affiliates, and their respective stockholders, directors, officers, employees, plan fiduciaries, agents, successors and assigns (collectively, "Released Parties") from and against any and all claims, obligations, debts, demands, judgments, or causes of action of any kind whatsoever, known or unknown, actual or contingent, whether brought at law, in equity or otherwise, based on tort, contract, statute, or on any other basis, which Employee has or may have against any of them or liabilities they may have to Employee (collectively, "Claims"), which arise from or are related to Employee's employment or relationship with the Company or any other Released Party, Employee's separation from employment from any of them, or any other matter, cause or thing whatsoever which may have occurred involving Employee and any Released Party prior to the date of Employee's acceptance of this Agreement. This release includes all Claims for equitable relief, actual, compensatory, consequential, punitive, special, multiple or other damages, expenses (including without limitation attorney's fees and court costs), and all other reimbursements or charges of any kind. Employee hereby waives any remedy or recovery that may be sought on Employee's behalf by any government agency or other person, to the fullest extent permitted by law.

     b. This release includes without limitation any and all Claims Employee has or may have against the Company or any other Released Party arising under any federal, state, local or foreign statute, common or other law, including without limitation those relating to discrimination of any type, unfair employment practices, sexual or other harassment, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the Internal Revenue Code of 1986, the Fair Labor Standards Act of 1938, the Family and Medical Leave Act of 1993, the Labor Management Relations Act of 1947, the National Labor Relations Act, the
Rehabilitation Act of 1973, and any other employment-related laws and regulations, as they may be amended from time to time, as well as all other Claims Employee has or may have, including without limitation misrepresentation, fraud, duress, unfair dealing, wrongful termination, infliction of emotional distress, breach of fiduciary or other duty, invasion of privacy, failure to supervise or train, defamation, breach of contract, interference with contract, and all other causes of action of any kind, by whatever name known.

     c. Employee agrees to release all such Claims, whether they are known to Employee or unknown at this time. Employee therefore waives and releases Employee's rights under any provision of law which states that a general release does not extend to Claims which the person does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected the settlement.

     V.2. CONTINUING RIGHTS TO ENFORCE THIS AGREEMENT. The above release does not limit Employee's rights to enforce the terms of this Agreement to its fullest extent. Employee agrees, however, not to initiate or include as a Claim in any lawsuit, arbitration or other proceeding against the Company or any other Released Party in any court, before any governmental body, arbitration forum or otherwise, any Claim which Employee has released above, except for an action alleging a breach of this, but only this Agreement. In the event that Employee or the escrow agent is required to return all or a portion of the funds due under this agreement to or for the benefit of the Company or its creditors, Employee shall be permitted to assert a claim against the Company for amounts Employee can establish to be due to Employee pursuant to those items noted in Recital A and Section II above, but no others. Employee intends to release all other claims Employee may have against the Company at this time. Nothing in this release limits Employee's rights or claims relating to the matters listed in
Section IV.8 above.

     V.3. PROHIBITION ON OTHER SUITS/ATTORNEY'S AND EXPERT'S FEES. If Employee brings any such Claim (except one to enforce this Agreement), Employee agrees to repay the Company an amount equal to the Severance Benefits and to pay all of the Company's and other Released Parties' costs expenses and charges (including without limitation their in-house and outside attorneys' and experts' fees and expenses) incurred in defending such Claim or enforcing this Agreement.

                                VI. MISCELLANEOUS

     VI.1. NO ADMISSION OF LIABILITY. Employee agrees that nothing contained in this Agreement or otherwise shall constitute or be construed as an admission of any alleged liability or wrongdoing by the Company. The Company denies that it has ever engaged in any wrongdoing of any kind with respect to Employee.

     VI.2. SEVERABILITY. Should any part or interpretation of this Agreement be declared by any court or arbitrator of competent jurisdiction to be illegal or invalid, the remainder of this Agreement shall remain valid and in effect, the invalid provision shall be deemed to conform to a valid provision most closely approximating the intent of the invalid provision, and the invalid provision shall not be deemed to be a part of this Agreement.

     VI.3. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to its choice of law principles; provided, however, to the extent that Federal laws of the United States control interpretation or enforcement of this Agreement, such Federal law shall control.

     VI.4. SEVERANCE PAY PLAN. This Agreement contains provisions greater than those offered by The FINOVA Group Inc. Executive Severance Pay Plan (the "Plan"), in which the Company participates. To the extent the provisions of this Agreement differ from the Plan, the terms of this Agreement shall control. The remaining terms of the Plan are hereby incorporated by reference. A copy of the Plan as currently in effect has been furnished to Employee.

     VI.5. SUCCESSORS AND ASSIGNS. This Agreement is binding on and shall inure to benefit of the parties hereto and their respective successors, heirs, personal representatives and assigns.

     VI.6. ARBITRATION. The parties irrevocably agree that any disputes, controversies or claims they may have arising out of this agreement shall be settled by binding arbitration pursuant to the rules of the American Arbitration Association for employment disputes. The matter shall be heard by a single arbitrator in Maricopa County, Arizona. The arbitrator shall award the prevailing party its costs, attorney's fees and disbursements (including those of in-house counsel) and other damages. The decision of the arbitrator shall be final, except as otherwise required by law.

     VI.7. WAIVER OF JURY TRIAL. EMPLOYEE AND COMPANY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.


DATED: As of the date and year first noted above.

                                 FINOVA CAPITAL CORPORATION


                                 By: /s/ William C. Roche
                                    --------------------------------------------
                                    Title: Senior Vice President-Human Resources

                      ACCEPTANCE OF SEVERANCE AGREEMENT AND
         RELEASE BETWEEN FINOVA CAPITAL CORPORATION AND ROBERT M. KORTE,
                              DATED MARCH 6, 2001.

     I AGREE TO BE BOUND BY THE TERMS AND CONDITIONS OF THE ABOVE SEVERANCE AGREEMENT AND RELEASE, INCLUDING THE RELEASE FROM LIABILITY INCLUDED IN THE AGREEMENT. I HAVE CAREFULLY READ AND UNDERSTAND THE PROVISIONS OF THIS AGREEMENT. I HAVE HAD AN OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY AND OTHER ADVISORS OF MY CHOICE, AND I HAVE BEEN ADVISED TO DO SO. I ENTER INTO THIS AGREEMENT FREELY AND VOLUNTARILY. I INTEND TO BE LEGALLY BOUND BY THESE TERMS. I FOREVER WAIVE MY RIGHTS TO A JURY TRIAL AND CONSENT TO BINDING ARBITRATION. I UNDERSTAND THAT I MAY REVOKE THIS AGREEMENT AT ANY TIME WITHIN 7 DAYS OF THE DATE OF MY ACCEPTANCE OF THESE TERMS, provided I deliver by hand or facsimile a written signed statement to William C. Roche, Senior Vice President-Human Resources, FINOVA Capital Corporation, 4800 N. Scottsdale Road, Scottsdale, AZ 85251-7623, (480) 636-4800, within that time period. I have signed this release before a witness who is at least 21 years of age.


Date:                        3/6/01
                             ------------------------------------------

Signature:                   /s/ Robert M. Korte
                             ------------------------------------------

Witness Signature:           /s/ Richard Lieberman
                             ------------------------------------------

Witness Name:                Richard Lieberman
                             ------------------------------------------

Witness Address:             c/o FINOVA
                             ------------------------------------------

                      THIS IS A RELEASE AND LEGAL AGREEMENT
                          READ CAREFULLY BEFORE SIGNING

March __, 2001

                                   RESIGNATION

Board of Directors
FINOVA Capital Corporation

Ladies and Gentlemen:

I hereby resign as a director, officer and/or committee member of FINOVA Capital Corporation and all its subsidiaries or other affiliates and their respective plans, to be effective as of the date hereof.


Signature: /s/ Robert M. Korte
           ---------------------------------
           Robert M. Korte